Exhibit 99.1

Contact: Sheila Davis – PR/IR Mgr. - 641-585-6803 – sdavis@winnebagoind.com

WINNEBAGO INDUSTRIES REPORTS 26% NET INCOME INCREASE

FOR THE FIRST QUARTER OF FISCAL YEAR 2008

– New Stock Repurchase Authorization and Cash Dividend Announced –

FOREST CITY, IOWA, December 20, 2007 – Winnebago Industries, Inc. (NYSE:WGO), a leading United States motor home manufacturer, today reported financial results for the Company’s first quarter of fiscal year 2008 ended December 1, 2007.

Revenues for the 14-week quarter were $215.1 million, an increase of 6.6 percent, compared to revenues of $201.8 million for the 13-week first quarter last year. Net income for the first quarter was $10.0 million, an increase of 25.5 percent, compared to net income of $7.9 million for the first quarter of fiscal 2007. On a diluted per share basis, the Company earned 34 cents a share for the first quarter of fiscal 2008, compared to 25 cents per diluted share for the first quarter last year.

“We were pleased with our performance during the quarter, despite difficult market conditions,” said Winnebago Industries’ Chairman and CEO Bruce Hertzke. “In addition to the extra week in the first quarter, our results include a positive shift in the mix to a higher percentage of Class A products delivered and fewer dollars spent on retail promotional programs, which resulted in both higher revenues and higher margins for the Company.”

During the Company’s first quarter ended December 1, 2007, Winnebago Industries completed the $60 million repurchase authorization that was approved in June 2007 with the repurchase of approximately 676,000 shares of common stock for an aggregate cost of approximately $17.5 million. A total of approximately 2.2 million shares were repurchased under the $60 million repurchase program.

In the Company’s Board of Directors meeting held yesterday, a new $60 million stock repurchase program was authorized. The Board of Directors also declared a quarterly cash dividend of 12 cents a share, payable on April 7, 2008 to shareholders of record as of March 7, 2008.

“We remain committed to increasing shareholder value through the repurchase of our stock and through the payment of quarterly cash dividends,” said Hertzke.

“Our new product introductions at RVIA’s National RV Show in Louisville, KY last month, including the new ERA Class B motor home that debuted at the show, were extremely well received by our dealer partners,” said Winnebago Industries’ President Bob Olson. “Receiving the Quality Circle Award from the Recreation Vehicle Dealers’ Association for the 12th consecutive year was also a highlight of the show. While we are pleased with the reception of our new 2008 products and our accomplishments in the first quarter of fiscal 2008, we continue to anticipate softness in motor home sales, particularly during our seasonally slow second quarter. Statistical Surveys, the retail reporting service for the RV industry, has reported continued softness in retail motor home sales, down 8.9 percent for the month of October and down 5.2 percent calendar year to date through October 2007 as compared to last year. Consumer confidence remains weak and we believe it will take some time for the recent interest rate cuts to have a positive impact on our market.”

At the beginning of the quarter, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109” (FIN 48). As a result of the adoption, the Company recognized a cumulative effect adjustment of $8.5 million as a reduction to retained earnings, an increase of deferred tax assets of $7.1 million, and an increase of $15.6 million in tax liabilities. The total amount of unrecognized tax benefit liability was $21.8 million at the end of the first quarter, of which $19.6 million was long-term and $2.2 million was current.

Winnebago Industries will conduct a conference call in conjunction with this release at 9 a.m. Central Time today, Thursday, December 20, 2007. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company’s website at http://www.winnebagoind.com/investor.html. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries

Winnebago Industries, Inc. is a leading U.S. manufacturer of motor homes which are self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago and Itasca brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries’ investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/investor.html.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to the effect of global tensions, declines in consumer confidence, the availability and price of fuel, a significant increase in interest rates, a slowdown in the economy, availability of chassis or other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new products introduced by competitors and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.

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Winnebago Industries, Inc.

Unaudited Consolidated Statements of Income

(In thousands, except percent and per share data)

	Fourteen Weeks Ended Dec. 1, 2007		Thirteen Weeks Ended Nov. 25, 2006
		%		%
Net revenues	$215,142	100.0	$201,765	100.0
Cost of goods sold	189,502	88.1	180,381	89.4
Gross profit	25,640	11.9	21,384	10.6
Operating expenses
Selling	5,605	2.6	4,727	2.4
General and administrative	6,451	3.0	6,517	3.2
Total operating expenses	12,056	5.6	11,244	5.6
Operating income	13,584	6.3	10,140	5.0
Financial income	1,240	0.6	1,563	0.8
Income before income taxes	14,824	6.9	11,703	5.8
Provision for taxes	4,862	2.3	3,767	1.9
Net income	$9,962	4.6	$7,936	3.9
Income per common share:
Basic	$0.34		$0.25
Diluted	$0.34		$0.25
Weighted average common shares outstanding
Basic	29,352		31,249
Diluted	29,440		31,587

Winnebago Industries, Inc.

Unaudited Consolidated Condensed Balance Sheets

(In thousands)

	Dec. 1, 2007	Aug. 25, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,836	$6,889
Short-term investments	89,347	102,650
Receivables, net	17,464	30,285
Inventories	120,117	101,208
Prepaid and other	16,996	16,668
Total current assets	248,760	257,700

Property and equipment, net	50,210	51,389
Deferred income taxes	26,837	19,856
Investment in life insurance	20,140	20,015
Other assets	18,061	17,550
Total assets	$364,008	$366,510

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,877	$35,286
Income taxes payable	2,774	4,252
Accrued expenses	47,195	49,299
Total current liabilities	83,846	88,837
Long-term liabilities:
Unrecognized tax benefits	19,555	—
Postretirement health care and deferred compensation benefits, net of current portion	70,143	69,319
Total long-term liabilities	89,698	69,319

Stockholders’ equity	190,464	208,354
Total liabilities and stockholders’ equity	$364,008	$366,510

Winnebago Industries, Inc.

Unaudited Condensed Statements of Cash Flows

(In thousands)

	Fourteen Weeks Ended Dec. 1, 2007	Thirteen Weeks Ended Nov. 25, 2006
Operating activities:
Net income	$9,962	$7,936
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,713	2,654
Stock-based compensation	2,270	2,817
Postretirement benefit income and deferred compensation expense	377	419
Deferred income taxes	478	(738)
Increase in cash surrender value of life insurance policies	(170)	(195)
Excess tax benefit from stock-based compensation	—	(525)
Other	62	102
Change in assets and liabilities:
Inventories	(18,909)	(20,087)
Receivables and prepaid assets	12,724	(3,034)
Accounts payable and accrued expenses	(5,879)	(3,112)
Income taxes payable	4,303	2,440
Postretirement and deferred compensation benefits	(344)	(254)
Net cash provided by (used in) operating activities	7,587	(11,577)

Investing activities:
Purchases of short-term investments	(150,072)	(80,449)
Proceeds from the sale or maturity of short-term investments	163,375	80,449
Purchases of property and equipment	(1,505)	(1,176)
Other	(431)	564
Net cash provided by (used in) investing activities	11,367	(612)

Financing activities:
Payments for purchase of common stock	(17,519)	—
Payments of cash dividends	(3,546)	(3,114)
Proceeds from issuance of treasury stock	58	2,798
Excess tax benefit from stock-based compensation	—	525
Net cash (used in) provided by financing activities	(21,007)	209

Net decrease in cash and cash equivalents	(2,053)	(11,980)

Cash and cash equivalents at beginning of period	6,889	24,934

Cash and cash equivalents at end of period	$4,836	$12,954

Winnebago Industries, Inc.

Unaudited Motor Home Deliveries

	14-Weeks	13-Weeks	Change
	Ended Dec. 1, 2007	Ended Nov. 25, 2006	Units	%
Motor home unit deliveries
Class A Gas	836	772	64	8.3
Class A Diesel	363	341	22	6.5
Total Class A	1,199	1,113	86	7.7
Class C	956	1,096	(140)	(12.8)
Total deliveries	2,155	2,209	(54)	(2.4)

Winnebago Industries, Inc.

Unaudited Backlog and Dealer Inventory

(Units)

	As of		Change
	Dec. 1, 2007	Nov. 25, 2006	Units	%
Sales order backlog
Class A Gas	449	552	(103)	(18.7)
Class A Diesel	299	466	(167)	(35.8)
Total Class A	748	1,018	(270)	(26.5)
Class C	1,085	727	358	49.2
Total backlog*	1,833	1,745	88	5.0

Total approximate revenue dollars (in thousands)	$161,743	$166,905	$(5,162)	(3.1)

Dealer inventory	4,364	4,551	(187)	(4.1)

* The Company includes in its backlog all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be cancelled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

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